Filed Pursuant to Rule 424(b)(3)

Registration No. 333-197396

PROSPECTUS SUPPLEMENT NO. 4

12,600,000 Shares of Common Stock

XCELMOBILITY, INC.

Common Stock

This Prospectus Supplement No. 4 supplements and amends our Prospectus dated July 31, 2014.  This Prospectus Supplement No. 4 includes our attached Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, as filed with the Securities and Exchange Commission on May 15, 2015.

The Prospectus, any prospectus supplements filed before the date hereof, and this Prospectus Supplement No. 4 relate to the resale of 12,600,000 shares of our common stock, par value $0.001 per share, by Hanover Holdings I, LLC (“Hanover”), including (i) 10,769,230 shares of the Company’s common stock issuable upon conversion of the principal of the senior convertible promissory note issued to Hanover as of May 30, 2014 (the “Convertible Note”); (ii) 71,508 shares of the Company’s common stock issuable upon conversion of the accrued interest under the Convertible Note; and (iii) 1,759,262 shares of our common stock issuable upon exercise of a warrant issued to Hanover as of May 30, 2014 (the “Warrant”).

We will not receive any proceeds from the sale of the shares of common stock offered by Hanover. We may receive proceeds of up to $150,000 if the Warrant is exercised for cash. Any proceeds received from the exercise of the Warrant will be used for working capital or general corporate purposes.

This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus and any prospectus supplements filed before the date hereof.  Any statement contained in the Prospectus and any prospectus supplements filed before the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 4 modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 4.

Our common stock is quoted on the OTCQB marketplace, operated by OTC Market Group, Inc., under the symbol “XCLL.” The shares of our common stock registered hereunder are being offered for sale by Hanover at prices established on the OTCQB during the term of this offering. On May 18, 2015, the closing bid price of our common stock was $0.03 per share. These prices will fluctuate based on the demand for our common stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT NO. 4 IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 4 is May 19, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: March 31, 2015

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to _________

Commission File Number 000-54333

XCELMOBILITY INC.

(Exact name of registrant as specified in its charter)

Nevada	98-0561888
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

2225 East Bayshore Road, Suite 200, Palo Alto, CA 94303

(Address of principal executive offices) (Zip Code)

(650) 632-4210

(Registrant’s telephone number, including area code)

N/A

(Former address, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

☒ Yes ☐ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files)

☒Yes ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☒ Smaller reporting
		(Do not check if smaller	company
reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

☐ Yes ☒ No

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Outstanding as of May 7, 2015
Common stock, $.001 par value	250,142,503

XCELMOBILITY INC. FORM 10-Q

2

FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking statements included in this report. Such statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms, variations of such terms or the negative of such terms. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements address future events and conditions concerning, among others, capital expenditures, earnings, litigation, regulatory matters, liquidity and capital resources, and accounting matters. Actual results in each case could differ materially from those anticipated in such statements by reason of factors such as future economic conditions, changes in consumer demand, legislative, regulatory and competitive developments in markets in which we operate, results of litigation, and other circumstances affecting anticipated revenues and costs, and the risk factors set forth in our Annual Report on Form 10-K filed on April 8, 2015.

As used in this Quarterly Report on Form 10-Q, references to “dollars” and “$” are to United States dollars and, unless otherwise indicated, references to “we,” “our,” “us,” “Xcel,” “XCLL,” the “Company” or the “Registrant” refer to XcelMobility Inc., a Nevada corporation and its wholly owned subsidiaries, CC Mobility Limited (“CC Mobility”), a company organized under the laws of Hong Kong, Shenzhen CC Power Investment Consulting Co. Ltd. (“CC Investment”), a company organized under the laws of the People’s Republic of China, and a wholly-owned subsidiary of CC Mobility, and Shenzhen CC Power Corporation (“CC Power”), a company organized under the laws of the People’s Republic of China.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS

The forward-looking statements made in this report on Form 10-Q relate only to events or information as of the date on which the statements are made in this report on Form 10-Q. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this report and the documents that we reference in this report, including documents referenced by incorporation, completely and with the understanding that our actual future results may be materially different from what we expect or hope.

3

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements.

XCELMOBILITY INC. AND SUBSIDIARIES
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014
INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4

XCELMOBILITY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31	December 31
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$85,654	$159,628
Trade accounts receivable	40,336	40,144
Other receivables, net of 3,578 and 3,500 allowance for doubtful accounts	312,874	95,412
Inventory	1,691	357
Advances to suppliers	8,021	-

Total Current Assets	$448,576	$295,541

Property, Plant and Equipment, net of accumulated depreciation of $290,872 and $285,796, respectively	52,929	49,226

TOTAL ASSETS	$501,505	$344,767

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$-	$-
Other payables and accrued expenses	719,368	510,762
Other taxes payable	2,766	9,254
Deferred revenue	19,227	19,135
Convertible notes, net of debt discount	66,625	48,875
Derivative liability	439,321	693,303
Accrued interest	5,223	5,223
Advance by customers	96,469	-

Total Current Liabilities	$1,348,999	$1,286,552

Convertible notes, net of debt discount	1,017,041	974,142
Accrued interest	340,426	330,426
Total Liabilities	$2,706,466	$2,591,120

Shareholders’ Equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding at March 31, 2015 and December 31, 2014	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 234,682,756 and 207,414,781 shares issued and outstanding at March 31, 2015 and December 31, 2014	234,683	207,415
Shares unissued	549,000	1,049,000
Additional paid in capital	2,357,030	1,810,965
Accumulated deficit	(5,295,783)	(5,264,385)
Accumulated other comprehensive loss	(49,891)	(49,348)
Total Shareholders’ Equity	(2,204,961)	(2,246,353)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$501,505	$344,767

The accompanying notes are an integral part of the condensed consolidated financial statements

5

XCELMOBILITY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	For the Three Months Ended
	March 31,
	2015	2014

Revenue	$74,371	$129

Cost of Revenue	(299)	(43)

Gross Profit	74,072	86

Operating Expenses:
Selling expense	50,149	4,905
General and administrative expense	175,393	140,930
Total Operating Expenses	225,542	145,835
Income (loss) from Operations	(151,470)	(145,749)

Other Income (Expense):
Interest income	72	16
Amortization of debt discount	(133,982)	(75,437)
Gain on derivatives	253,982	27,898

Total Other Income (Expense)	120,072	(47,523)

Income (Loss) Before Taxes	(31,398)	(193,272)
Income tax expense	-	-
	(31,398)	(193,272)
Discontinued Operation:
Income from discontinued operation	-	292,248
Net income (loss) from discontinued operation	-	292,248

Net Income (Loss)	(31,398)	98,976
Foreign currency translation adjustment	(544)	7,057
Comprehensive income (loss)	$(31,942)	$106,033

Earnings (loss) per share – Basic	$(0.0001)	$0.0014

Earnings (loss) per share – Dilutive	$(0.0001)	$0.0014

Basic weighted average number of shares outstanding	223,132,358	73,127,686

Diluted weighted average number of shares outstanding	223,132,358	77,644,969

The accompanying notes are an integral part of the condensed consolidated financial statements

6

XCELMOBILITY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended
	March 31,
	2015	2014

Cash Flows from Operating Activities:
Net income (loss)	$(31,398)	$98,976
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	5,706	5,744
Amortisation of debt discount	133,982	75,437
Fair value adjustment on derivative liability	(253,982)	(27,898)

Changes in assets and liabilities:
Trade accounts receivable, net	192	(432,920)
Other receivable and prepayment	(217,462)	(2,029,504)
Advances to suppliers	(8,021)	913
Inventories	(1,334)	1,165,444
Accounts payable	-	(1,540,327)
Accrued interest	10,001	20,879
Other taxes payable	(6,488)	(319)
Other payables and accrued expenses	208,606	38,429
Deferred revenue	(92)	(161)
Advance by customers	96,469	-

Net Cash Provided By (Used In) Operating Activities	(63,821)	(2,625,307)

Cash Flows from Investing Activities:
Proceeds from disposal of property, plant and equipment	-	2,365
Purchase of property, plant and equipment, net of value added tax refunds received	(9,415)	-
Net Cash Provided By (Used In) Investing Activities	(9,415)	2,365

Cash Flows from Financing Activities:
Proceeds from new bank loans obtained	-	2,272,026
Net Cash Provided By Financing Activities	-	2,272,026

Effect of Exchange Rate Changes on Cash	(738)	7,056

Net Change in Cash	(73,974)	(343,860)

Cash and Cash Equivalents at Beginning of Period	159,628	431,707

Cash and Cash Equivalents at End of Period	$85,654	$87,847

Supplement Cash Flow Information
Cash paid during the period for interest	$-	$31,636
Cash paid during the period for income taxes	$-	$-

The accompanying notes are an integral part of the condensed consolidated financial statements

7

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. Organization and Nature of Business

XcelMobility Inc.

XcelMobility Inc. (“Xcel” or the “Company”) was incorporated under the laws of the State of Nevada on December 27, 2007. Initial operations have included organization and incorporation, target market identification, marketing plans, and capital formation. The Company was no longer a development stage company after the Company started to generate revenues from various application of mobile device.

Share Cancellation

On August 11, 2011, Moses Carlo Supera Paez, a director and shareholder of the Company, surrendered 17,700,000 shares of common stock for cancellation. Further, on August 30, 2011, Mr. Paez surrendered an additional 7,350,000 shares of our common stock for cancellation and Mr. Jaime Brodeth, one of our former directors and a shareholder, surrendered 22,950,000 shares of our common stock for cancellation. As such, immediately prior to the Exchange Transaction as further discussed in detail later and after giving effect to the foregoing cancellations, the Company had 29,700,000 shares of common stock issued and outstanding. Immediately after the Exchange Transaction, the Company had 60,000,000 shares of common stock issued and outstanding.

CC Mobility Limited

CC Mobility Limited (“CC Mobility”), a company organized under the laws of Hong Kong, was formed on May 3, 2011 and has authorized capital of 10,000 shares with registered capital of HK$1,000 at HK$1 per share. At formation, CC Mobility Limited has issued 560 shares to CC Wireless Limited, a company organized under the laws of Hong Kong, and 440 shares to Sheen Ventures Limited, a company organized under the laws of Hong Kong. The Company is a holding company formed for the purpose of acquiring a target company to effect a reverse merger with a U.S. reporting company. The reverse merger was completed on August 30, 2011.

CC Power Investment Consulting Co. Ltd.

Shenzhen CC Power Investment Consulting Co. Ltd. (“CC Investment”), a wholly-owned subsidiary of CC Mobility, was incorporated on July 27, 2011 under the laws of the People’s Republic of China (“PRC”) as a wholly foreign owned limited liability company. The required registered capital is $2,000,000 and as of December 31, 2013, $400,000 of the registered capital has been contributed.

Shenzhen CC Power Corporation

Shenzhen CC Power Corporation (“CC Power”) is a Chinese enterprise organized in the PRC on March 13, 2003 in accordance with the Laws of the People’s Republic of China. The required registered capital of CC Power was approximately $1,547,000 (RMB 10,000,000) and as of December 31, 2013, CC Power has paid up approximately $346,000 (RMB2,526,000). In March 2011, Mr. Ryan Ge sold his 5% ownership in CC Power to the other shareholder, Xili Wang (“CC Power Shareholder”). Ms. Wang holds 100% ownership interest in CC Power at the end of the financial period.

CC Power is primarily engaged in the research, development and commercialization of applications for mobile devices that access the Internet utilizing mobile phone networks. CC Power’s principal activity is the design, testing sale and support of software to support mobile internet applications on cellular phones, smart phones, tablets and mobile computers in China. The principal product designed and built by CC Power is its Mach 5 Accelerator. This product has been independently tested by all 3 mobile phone carriers in China and accesses the internet 5 times faster than with other mobile browsers. The speed of the Mach 5 browser enables CC Power to develop other mobile software that can leverage off the Mach 5 products speed of processing. In order to support CC Power products the Company has built a series of server locations throughout China. CC Power sells its products to corporations directly, to individual users via the company’s website and retail locations, through distribution agents and through all three mobile phone carriers in China.

As noted above, the primary purpose of CC Power is to develop software that allows user faster access to the Internet. CC Power’s primary focus is in the mobile Internet market, with a focus on providing software that significantly increases the speed that users of smartphones, tablets and laptops can access the Internet over cellular phone networks. CC Power also uses their technology to increase the speed at which users of Virtual Private Networks can access data from their networks.

On September 22, 2014, XcelMobility Inc. entered into an Asset Purchase Agreement with CC Power, Xianjiang Silvercreek Digital Technology Co., Ltd. (“Silvercreek”) and the shareholders of Silvercreek (the “Selling Shareholders”). Pursuant to the terms of the Agreement, CC Power will acquire certain assets of Silvercreek relating to its online sports lottery business unit in exchange for the issuance of up to 80,000,000 shares of common stock of the Company to the Selling Shareholders. No Shares will be issued upon the closing date of the transaction. The Shares will be issued to the Selling Shareholders on a pro rata basis and upon achievement of the following milestones: (i) 10,000,000 Shares to be issued in the event that CC Power derives initial online lottery sales revenue (“Lottery Revenue”) of over 10,000 RMB per month from the business developed in connection with the Assets on or before October 1, 2014; (ii) 10,000,000 Shares to be issued in the event that CC Power derives Lottery Revenue of over 3,000,000 RMB per month from the business developed in connection with the Assets on or before March 31, 2015; (iii) 10,000,000 Shares to be issued in the event that CC Power derives initial online lottery sales revenue of over 20,000,000 RMB per month from the business developed in connection with the Assets on or before December 31, 2015; (iv) 40,000,000 Shares to be issued in the event that CC power obtains a lottery gaming license from the People’s Republic of China; and (v) 10,000,000 Shares to be issued based on the achievement of certain incentives as determined by the board of directors of the Company.

8

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Share Exchange Agreement

On August 30, 2011, the Company completed a voluntary share exchange transaction with Shenzhen CC Power Corporation, CC Mobility Limited and the shareholders of CC Mobility (“Selling Shareholders”) pursuant to a Share Exchange Agreement dated July 5, 2011 (the “Exchange Agreement”). In accordance with the terms of Exchange Agreement, on the Closing Date, Xcel issued 30,300,000 shares of its common stock to the Selling Shareholders in exchange for 100% of the issued and outstanding capital stock of CC Mobility (the “Exchange Transaction”). As a result of the Exchange Transaction, there was a change of control in the Company as the Selling Shareholders of CC Mobility acquired 50.5% of Xcel’s issued and outstanding common stock, CC Mobility became Xcel’s wholly-owned subsidiary, and Xcel acquired the business and operations of CC Mobility and CC Power.

For accounting purposes, the merger transaction is being accounted for as a reverse merger. The transaction has been treated as a recapitalization of CC Mobility and its subsidiaries, with Xcel (the legal acquirer of CC Mobility and its subsidiaries) considered the accounting acquiree and CC Mobility whose management took control of Xcel (the legal acquire of CC Mobility) considered the accounting acquirer.

CC Power is owned by an individual but controlled by CC Investment through a series of contractual arrangements that transferred all of the benefits and responsibilities for the operations of CC Power to CC Investment. CC Investment accounts for CC Power as a Variable Interest Entity (“VIE”) under ASC 810 “Consolidation.” Accordingly, CC Investment consolidates CC Power’s results, assets and liabilities.

Shenzhen Jifu Communication Technology Co., Ltd.

Shenzhen Jifu Communication Technology Co., Ltd (“Jifu”), was incorporated on April 16, 2001 under the laws of the People’s Republic of China (“PRC”) as a limited liability company. The required registered capital is RMB3,000,000 and all of the required registered capital has been contributed.

Jifu is primarily engaged in develops and distributes optical transmitters and receivers, electronic surveillance equipment, and other communications equipment. Jifu also engages in the purchase and sale of electronic products, network products, and communications equipment. In order to bolster its business, Jifu also engages in software research and development.

On May 7, 2013, the Company entered into and consummated a Stock Purchase Agreement (the “Agreement”) with Shenzhen CC Power Investment Consulting Co., Ltd., a company organized under the laws of the People’s Republic of China and an indirect wholly-owned subsidiary of the Company (“CC Power”), Shenzhen Jifu Communication Technology Co., Ltd. a company organized under the laws of the People’s Republic of China (“Jifu”) the shareholders of Jifu set forth in the signature page to the Agreement (the “Jifu Shareholders”) and Hui Luo.

Pursuant to the terms and conditions of the Agreement, the Company will issue an aggregate of 27,000,000 shares of the Company’s common stock (the “Purchase Shares”) to the Jifu Shareholders as consideration for Jifu entering into certain controlling agreements (the “VIE Agreement”) with CC Power. CC Power will effectively own Jifu through the various conditions prescribed in the VIE Agreements. The Company will also grant 3,000,000 shares (the “Luo Shares”, together with the Purchase Shares, the “Shares’”) to Mr. Luo.

The Shares will be released to the Jifu Shareholders and Mr. Luo after the Company has reviewed Jifu’s audited financial statements for the year ended December 31, 2013. If Jifu has achieved net revenue of $4,000,000 for the year ended December 31, 2013 (the “Target”), then the Company will release the Shares to the Jifu Shareholders and Mr. Luo in their full respective amounts. If Jifu has not achieved the Target by the end of the calendar year, the Company will decrease the amount of shares of common stock issued to the Jifu Shareholders and Mr. Luo in accordance with a formula set forth in the Agreement and release the Shares to the Jifu Shareholders and Mr. Luo in their respective decreased amounts. The Agreement has been approved by the boards of directors of the Company, CC Power, and Jifu, and the Jifu Shareholders.

On October 1, 2014, we entered into a Settlement Agreement, Waiver and Mutual Release with Jifu. Pursuant to the Release, the parties cancelled the Stock Purchase Agreement. We have completely transferred bac k the ownership of shares of Jifu to Jifu Shareholders without any further disputation and mutual accountability. In exchange, we have agreed to deliver 1,000,000 newly issued shares of our common stock to Jifu Shareholders.

9

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The organizational structure of the Company is as follows:

10

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries at March 31, 2015 and for the three months ended March 31, 2015 and 2014 reflect all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods presented. Operating results for the three months ended March 31, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015. The accompanying condensed consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 2014. The Company follows the same accounting policies in the preparation of interim reports. The Company’s accounting policies used in the preparation of the accompanying financial statements conform to accounting principles generally accepted in the United States of America ("US GAAP")

The functional currency is the Chinese Renminbi, however the accompanying condensed consolidated financial statements have been translated and presented in United States Dollars ($). All significant inter-company balances and transactions have been eliminated in consolidation.

All dollars are rounded to nearest hundred except for share data.

11

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies - Continued

Use of estimates

In preparing financial statements in conformity with US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Actual results could differ from those estimates.

Significant Estimates

These financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to depreciation of property, plant and equipment, the valuation allowance for deferred taxes. It is reasonably possible that the above-mentioned estimates and others may be adjusted as more current information becomes available, and any adjustment could be significant in future reporting periods.

Variable Interest Entity

The accounts of CC Power have been consolidated with the accounts of the Company because CC Power is a variable interest entity with respect to CC Investment, which is a wholly-owned subsidiary of the Company. CC Investment entered into five agreements dated August 22, 2011 with CC Power Shareholder and with CC Power pursuant to which CC Investment provides CC Power with exclusive technology consulting and management services. In summary, the five agreements contain the following terms:

Entrusted Management Agreement. This agreement provides that CC Investment will provide exclusive management services to CC Power. Such management services include but are not limited to financial management, business management, marketing management, human resource management and internal control of CC Power. The Entrusted Management Agreement will remain in effect until the acquisition of all assets or equity of CC Power by CC Investment is complete (as more fully described in the Exclusive Purchase Option Agreement below).

Technical Services Agreement. This agreement provides that CC Investment will provide exclusive technical services to CC Power. Such technical services include but are not limited to software, computer system, data analysis, training and other technical services. CC Investment shall be entitled to charge CC Power service fees equivalent to CC Power’s total net income. The Technical Service Agreement will remain in effect until the acquisition of all assets or equity of CC Power by CC Investment is complete (as more fully described in the Exclusive Purchase Option Agreement below).

Exclusive Purchase Option Agreement. Under the Exclusive Purchase Option Agreement, the CC Power Shareholder granted CC Investment an irrevocable and exclusive purchase option to acquire CC Power’s equity and/or assets at a nominal consideration. CC Investment may exercise the purchase option at any time.

Loan Agreement. Under the Loan Agreement, CC Investment agreed to lend RMB 10,000,000 to the CC Power Shareholder, to be used solely for the operations of CC Power.

Equity Pledge Agreement. Under the Equity Pledge Agreement, the CC Power Shareholder pledged all of its equity interests in CC Power, including the proceeds thereof, to guarantee all of CC Investment’s rights and benefits under the Entrusted Management Agreement, the Technical Service Agreement, the Exclusive Purchase Option Agreement and the Loan Agreement. Prior to termination of this Equity Pledge Agreement, the pledged equity interests cannot be transferred without CC Investment’s prior consent. The CC Power Shareholder covenants to CC Investment that among other things, it will only appoint/elect the candidates for the directors of CC Power nominated by CC Investment.

12

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies - Continued

In sum, the agreements transfer to CC Investment all of the benefits and all of the risk arising from the operations of CC Power, as well as complete managerial authority over the operations of CC Power. Through these contractual arrangements, the Company has the ability to substantially influence CC Power’s daily operations and financial affairs, appoint its directors and senior executives, and approve all matters requiring board and/or shareholder approval. These contractual arrangements enable the Company to control CC Power and operate our business in the PRC through CC Investment. By reason of the relationship described in these agreements, CC Power is a variable interest entity with respect to CC Investment and CC Investment is considered the primary beneficiary of CC Power because the following characteristics identified in ASC 810-10-15-14 are present:

-	The holder of the equity investment in CC Power lacks the direct or indirect ability to make decisions about the entity’s activities that have a significant effect on the success of CC Power, having assigned their voting rights and all managerial authority to CC Investment. (ASC 810-10-15-14(b)(1)).

-	The holder of the equity investment in CC Power lacks the obligation to absorb the expected losses of CC Power, having assigned to CC Investment all revenue and responsibility for all payables. (ASC 810-10-15-14(b)(2).

-	The holder of the equity investment in CC Power lacks the right to receive the expected residual returns of CC Power, having granted to CC Investment all revenue as well as an option to purchase the equity interests at a fixed price. (ASC 810-10-15-14(b)(3)).

Accordingly, the Company’s condensed consolidated financial statements reflect the results of operations, assets and liabilities of CC Power. The carrying amount and classification of CC Power’s assets and liabilities included in the Condensed Consolidated Balance Sheets are as follows:

	March 31,	December 31,
	2015	2014

Total current assets	$361,608	$188,942
Total assets	421,881	236,166
Total current liabilities	944,698	801,511
Total liabilities	944,698	801,511

Jifu

The accounts of Jifu have been consolidated with the accounts of the Company because Jifu is a variable interest entity with respect to CC Investment, which is a wholly-owned subsidiary of the Company. CC Investment entered into five agreements dated May 7, 2013 with Jifu Shareholder and with Jifu pursuant to which CC Investment provides Jifu with exclusive technology consulting and management services. In summary, the five agreements contain the following terms:

Entrusted Management Agreement. Effective on May 7, 2013, CC Investment entered into an Entrusted Management Agreement with Jifu and the Jifu Shareholders, pursuant to which CC Investment agreed to provide, and Jifu agreed to accept, exclusive management services provided by CC Investment. Such management services include but are not limited to financial management, business management, marketing management, human resource management and internal control of Jifu. Jifu will pay a service fee to CC Investment on a quarterly basis, which fee will be a percentage of Jifu’s total operational income. The Entrusted Management Agreement will remain in effect until the acquisition of all the assets or equity of Jifu by CC Investment.

Technical Services Agreement. Effective on May 7, 2013, CC Investment entered into a Technical Services Agreement with Jifu and the Jifu Shareholders, pursuant to which CC Investment agreed to provide, and Jifu agreed to accept, exclusive technical services provided by CC Investment. Such technical services include but are not limited to software services, computer systems services, data analysis, training and other technical services. Jifu will pay a service fee to CC Investment on a quarterly basis, which fee shall be a percentage of Jifu’s total operational income. The Technical Service Agreement will remain in effect until the acquisition of all the assets or equity of Jifu by CC Investment.

13

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Exclusive Purchase Option Agreement. Effective on May 7, 2013, CC Investment entered into an Exclusive Purchase Option Agreement with Jifu and the Jifu Shareholders, pursuant to which the Jifu Shareholders granted CC Investment an irrevocable and exclusive purchase option to acquire all of Jifu’s equity and/or assets at a nominal consideration. CC Investment may exercise the purchase option at any time. Until CC Investment has exercised its purchase option, Jifu is required to conduct its business in accordance with certain covenants as further described in the Exclusive Purchase Option Agreement.

Loan Agreement

Effective on May 7, 2013, CC Investment entered into a Loan Agreement with the Jifu Shareholders, pursuant to which CC Investment agreed to lend RMB 3,000,000 to the Jifu Shareholders, to be used solely for the operations of Jifu. The loan is interest free, unless the deemed value of the consideration for the equity purchase of Jifu or asset purchase of Jifu under the Exclusive Purchase Option Agreement is higher than the principal amount of the loan, in which case the excess will be deemed to be interest on the loan.

Equity Pledge Agreement

Effective on May 7, 2013, CC Investment entered into an Equity Pledge Agreement with Jifu and the Jifu Shareholders, pursuant to which the Jifu Shareholders pledged all of their equity interests in Jifu, including the proceeds thereof, to guarantee all of CC Investment’s rights and benefits under the Entrusted Management Agreement, the Technical Service Agreement, the Exclusive Purchase Option Agreement and the Loan Agreement. Prior to termination of the Equity Pledge Agreement, the pledged equity interests cannot be transferred without CC Investment’s prior consent. The Jifu Shareholders covenant to CC Investment that among other things, they will only appoint/elect candidates for the board of directors of Jifu and supervisor office of Jifu that were nominated by CC Investment.

In sum, the agreements transfer to CC Investment all of the benefits and all of the risk arising from the operations of Jifu, as well as complete managerial authority over the operations of Jifu. Through these contractual arrangements, the Company has the ability to substantially influence Jifu’s daily operations and financial affairs, appoint its directors and senior executives, and approve all matters requiring board and/or shareholder approval. These contractual arrangements enable the Company to control Jifu and operate our business in the PRC through CC Investment. By reason of the relationship described in these agreements, Jifu is a variable interest entity with respect to CC Investment and CC Investment is considered the primary beneficiary of Jifu because the following characteristics identified in ASC 810-10-15-14 are present:

The holder of the equity investment in Jifu lacks the direct or indirect ability to make decisions about the entity’s activities that have a significant effect on the success of Jifu, having assigned their voting rights and all managerial authority to CC Investment. (ASC 810-10-15-14(b)(1)).

The holder of the equity investment in Jifu lacks the obligation to absorb the expected losses of Jifu, having assigned to CC Investment all revenue and responsibility for all payables. (ASC 810-10-15-14(b)(2).

The holder of the equity investment in Jifu lacks the right to receive the expected residual returns of Jifu, having granted to CC Investment all revenue as well as an option to purchase the equity interests at a fixed price. (ASC 810-10-15-14(b)(3)).

On October 1, 2014, we entered into a Settlement Agreement, Waiver and Mutual Release with Jifu. Pursuant to the Release, the parties cancelled the Stock Purchase Agreement. We have completely transferred bac k the ownership of shares of Jifu to Jifu Shareholders without any further disputation and mutual accountability. In exchange, we have agreed to deliver 1,000,000 newly issued shares of our common stock to Jifu Shareholders.

Revenue recognition

Our source of revenues is from internet accelerator software, which includes new software license revenues and software plus hardware and maintenance arrangements, and the source of revenue of Jifu is from developing and distributing optical transmitters and receivers, electronic surveillance equipment, and other communications equipment; and trading of electronic products, network products, and communications equipment. We also engage in software research and development, GPS system development and website development projects along with maintenance arrangements.

We evaluate revenue recognition based on the criteria set forth in FASB ASC 985-605, Software: Revenue Recognition and Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as revised by SAB No. 104, Revenue Recognition.

14

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies - Continued

Revenue Recognition for Software Products (Software Elements)

New software license revenues represent fees earned from granting customers licenses to download our software products that aim at improving the internet connection speed of the mobile phone, computers or servers. The basis for software license revenue recognition is substantially governed by the accounting guidance contained in ASC 985-605, Software-Revenue Recognition. For software license that do not require significant modification or customization of the underlying software, we recognize new software license revenues when: (1) we enter into a legally binding arrangement with a customer for the license of software; (2) we deliver the products; (3) the sale price is fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is probable. Revenues that are not recognized at the time of sale because the foregoing conditions are not met are recognized when those conditions are subsequently met.

Our software license arrangements do not include acceptance provisions, software license updates or product support contracts.

Revenue Recognition for Multiple-Element Arrangements - Software Products and Software Related Services(Software Arrangements)

We enter into arrangements with customers that purchase software related products that include one to three year product support service and a short training session (referred to as software related multiple-element arrangements). Such software related multiple-element arrangements include the sale of our software products, and product support contracts whereby software license delivery is followed by the subsequent delivery of the other elements. Our software license arrangements include acceptance provisions. We recognize revenue upon the receipt of written customer acceptance. The vast majority of our software license arrangements include software license updates and product support contracts. Software license updates provide customers with rights to unspecified software product upgrades during the term of the support period. Product support includes telephone access to technical support personnel or on-site support. For those software related multiple-element arrangements, we recognized revenue pursuant to ASC 985-605. Since we are unable to determine the fair value of the selling price for the undelivered elements in a multiple-element arrangement, which is the product support service and training, the entire arrangement consideration is deferred and is recognized ratably over the term of the arrangement, typically one year to three years.

Revenue Recognition for Multiple-Element Arrangements - Arrangements with Software and Hardware Elements

We also enter into multiple-element arrangements that may include a combination of our software installed in the hardware products we purchased from third parties and service offerings including purchased hardware , new software licenses, installation of the software in the hardware and one to three years product support. We adopted Accounting Standards Update (“ASU”) 2009-13, Revenue Recognition (Topic 605) : Multiple-Deliverable Revenue Arrangements . This guidance modifies the fair value requirements of FASB ASC subtopic 605-25, Revenue Recognition-Multiple Element Arrangements , by allowing the use of the “best estimate of selling price” in addition to vendor-specific objective evidence and third-party evidence for determining the selling price of a deliverable for non-software arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence, (b) third-party evidence, or (c) estimated selling price. In addition, the residual method of allocating arrangement consideration is no longer permitted. In such arrangements, we first allocate the total arrangement consideration based on the relative selling prices of the software group of elements as a whole and to the hardware elements. We recognize the hardware element considerations upon delivery of the hardware. The consideration allocated to the software group which includes the software element and the product support is recognized in according to the software arrangements policy as described above.

Revenue Recognition for Lottery Revenue

Commission income is recognized when the lottery ticket is sold through its online system. Other service income is recognized when the service is provided.

Cost of Revenue

Cost of revenue primarily consists of direct costs of products, direct labor of technical staff, depreciation of computer equipment, and overhead associated with the technical department.

15

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies - Continued

Economic and political risks

The Company’s operations are mainly conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations in the PRC may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in government administration, governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Credit risk

The Company may be exposed to credit risk from its cash and fixed deposits at bank. No allowance has been made for estimated irrecoverable amounts determined by reference to past default experience and the current economic environment.

Property and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Equipment	5 years
Office equipment	5 years
Leasehold improvements	Over the lease terms

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Accounting for the impairment of long-lived assets

Impairment of Long-Lived Assets is evaluated for impairment at a minimum on an annual basis whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with ASC 360-10 “Impairments of Long-Lived Assets”. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. The recoverability of long-lived assets is assessed by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Company's average cost of capital.

Inventories

Inventories are stated at the lower of cost or market value. Substantially all inventory costs are determined using the weighted average basis. The management regularly evaluates the composition of its inventory to identify slow-moving and obsolete inventories to determine if additional write-downs are required.

Accounts receivable

Accounts receivable consists of amounts due from customers. An allowance for doubtful accounts is established and determined based on management’s assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. As of March 31, 2015 and 2014, no allowance for doubtful accounts was deemed necessary based on management’s assessment.

16

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Fair Value of Financial Instruments

FASB accounting standards require disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, accounts payable, accruals and other payables, the carrying amounts approximate fair value because of the near term maturities of such obligations.

Patents

The Company has three patents as listed in the table below relating to its internet accelerator software products. Fees related to registering these patents were insignificant and have been expensed as incurred.

Patent	Register Number	Issued By
Mach5 Internet Acceleration Software V.6.0	2007SR09253	National Copyright Administration of PRC
Mach5 Enterprise Acceleration Software V.3.3	2009SR058767	National Copyright Administration of PRC
Mach5 Web Browser Software	2010SR001089	National Copyright Administration of PRC

Research and development and Software Development Costs

All research and development costs are expensed as incurred. Software development costs eligible for capitalization under ASC 985-20, Software-Costs of Software to be Sold, Leased or Marketed, were not material to our consolidated financial statements for the three months ended March 31, 2015 and 2014. Research and development expenses amounted to $36,480 and $146,344 for the three months ended March 31, 2015 and 2014, respectively, and were included in general and administrative expense.

Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented includes net income and foreign currency translation adjustments.

Income taxes

Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

17

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies - Continued

Foreign currency translation

Assets and liabilities of the Company’s subsidiaries with a functional currency other than US$ are translated into US$ using period end exchange rates. Income and expense items are translated at the average exchange rates in effect during the period. Foreign currency translation differences are included as a component of Accumulated Other Comprehensive Income in Shareholders’ Equity.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the financial statements were as follows:

March 31, 2015
Balance sheet	RMB 6.1091 to US $1.00
Statement of income and other comprehensive income	RMB 6.1358 to US $1.00

March 31, 2014
Balance sheet	RMB 6.1619 to US $1.00
Statement of income and other comprehensive income	RMB 6.1156 to US $1.00

December 31, 2014
Balance sheet	RMB 6.1384 to US $1.00
Statement of income and other comprehensive income	RMB 6.1438 to US $1.00

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

18

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies - Continued

Post-retirement and post-employment benefits

The Company contributes to a state pension plan in respect of its PRC employees. Other than the state pension plan, the Company does not provide any other post-retirement or post-employment benefits.

Recently Issued Accounting Pronouncements

The FASB has issued an Accounting Standards Update (ASU) No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which is intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations, and securitization structures (collateralized debt obligations, collateralized loan obligations, and mortgage-backed security transactions).

The ASU focuses on the consolidation evaluation for reporting organizations (public and private companies and not-for-profit organizations) that are required to evaluate whether they should consolidate certain legal entities.

In addition to reducing the number of consolidation models from four to two, the new standard simplifies the FASB Accounting Standards Codification™ and improves current GAAP by:

-Placing more emphasis on risk of loss when determining a controlling financial interest. A reporting organization may no longer have to consolidate a legal entity in certain circumstances based solely on its fee arrangement, when certain criteria are met.

-Reducing the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity (VIE).

-Changing consolidation conclusions for public and private companies in several industries that typically make use of limited partnerships or VIEs.

The ASU will be effective for periods beginning after December 15, 2015, for public companies. For private companies and not-for-profit organizations, the ASU will be effective for annual periods beginning after December 15, 2016; and for interim periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period.

The FASB has issued Accounting Standards Update (ASU) No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU.

For public business entities, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016.

Early adoption of the amendments is permitted for financial statements that have not been previously issued.

The amendments should be applied on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle. These disclosures include the nature of and reason for the change in accounting principle, the transition method, a description of the prior-period information that has been retrospectively adjusted, and the effect of the change on the financial statement line items (i.e., debt issuance cost asset and the debt liability).

19

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3. Going Concern

The Company has incurred negative operating cash flows during the three months ended March 31, 2015 and has an accumulated deficit at March 31, 2015 and has relied on the Company’s registered capital and issuance of convertible notes to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty. As of March 31, 2015, the Company had limited cash resources and management plans to continue its efforts to raise additional funds through debt or equity offerings which will be used to fund operations.

4. Property and Equipment, net

Property, plant and equipment, net consist of the following:

	March 31,	December 31,
	2015	2014

Equipment	$107,860	$120,287
Office equipment	47,961	39,633
Leasehold improvements	-	8,634
Exchange rate difference	(794)	-
	155,027	168,554
Less: Accumulated depreciation	(102,098)	(119,328)
Property and equipment, net	$52,929	$49,226

During the three months ended March 31, 2015 and 2014, depreciation expense was approximately $5,706 and $5,744, respectively.

20

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

5. Deferred Revenue

Deferred revenue represents deferred internet accelerator license revenue over the maintenance period of one to three years for our multiple element arrangements (Note 2).

In addition, deferred revenue includes two government grants for use in research and development related. The portion of the grants that has not been spent is deferred and recognize as other income as the funds are spent on research and development related expenditures.

Deferred revenue included on the balance sheets as of March 31, 2015 and December 31, 2014 is as follow:

	March 31,	December 31,
	2015	2014
Deferred revenue:
Current	$19,227	$19,135
Non-current	-	-
Total	$19,227	$19,135

The table below sets forth the deferred revenue activities during the three months ended March 31, 2015 and 2014:

	For the three months ended March 31,
	2015	2014

Deferred revenue, balance at beginning of period	$19,135	$19,223
Less: government grant earned during the three months	-	-
Less: Revenue earned during the three months	-	-
Exchange rate difference	92	(161)
Deferred revenue, balance at end of period	$19,227	$19,062

21

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

6. Convertible Promissory Notes

Outstanding balances for the four convertible promissory notes as of March 31, 2015 and December 31, 2014 are as follow:

			Loan	Interest Rate	Convertible Number of	March 31,	December 31,
Lender	Date of Note	Maturity Date	Amount	(p.a.)	stock	2015	2014

Vantage Associates SA	April 15, 2011	April 15, 2016	$150,000	5%	600,000	$150,000	$150,000
Empa Trading Ltd.	June 5, 2011	June 5, 2016	100,000	5%	400,000	100,000	100,000
First Capital A.G.	July 14, 2011	July 14, 2016	150,000	5%	600,000	150,000	150,000
First Capital A.G.	September 9, 2011	September 9, 2016	200,000	5%	800,000	200,000	200,000
Vantage Associates SA	September 9, 2011	September 9, 2016	200,000	5%	800,000	200,000	200,000
Vantage Associates SA	October 27, 2011	October 27, 2016	50,000	5%	200,000	50,000	50,000
First Capital A.G.	December 1, 2011	December 1, 2016	50,000	5%	200,000	50,000	50,000
First Capital A.G.	January 23, 2012	January 23, 2017	50 000	5%	200,000	50,000	50,000
Magna Equities II, LLC (f/k/a Hanover Holdings I, LLC)	May 30, 2014	May 30, 2016	150,000	8%	10,632,951	150,000	350,000
KBM Worldwide, Inc.	August 14, 2014	August 21, 2015	70,000	8%	4,319,104	70,000	110,000
KBM Worldwide, Inc.	November 17, 2014	November 17, 2015	61,000	8%	3,763,791	61,000	61,000
			$			$1,231,000	$1,471,000
					Less:
					Debt discount from beneficial conversion feature	147,334	447,983
						1,083,666	1,023,017

					Less:
					Current portion	66,625	48,875
					Non-current portion	$1,017,041	$974,142

22

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

6. Convertible Promissory Notes- Continued

The debt discount was the beneficial conversion feature of the notes. It is being accreted as additional interest expense ratably over the term of the convertible notes.

Interest expenses for the three months ended March 31, 2015 and 2014 were $10,000 and $13,125 respectively.

Amortization of the beneficial conversion feature for the three months ended March 31, 2015 and 2014 were $133,982 and $75,437 respectively.

Except for the convertible promissory note of the $350,000 issued to Hanover Holdings I, LLC on May 30, 2014, and the $110,000 and $61,000 issued to KBM Worldwide, Inc. on August 14, 2014 and November 17, 2014 respectively, all the convertible promissory notes (the “Notes”) are convertible upon the occurrence of the following events:

(1) At any time, prior to the maturity date, the Company and the holder of the notes may mutually agree on a date to convert in whole or in part the notes into shares of common stock of the Company on the following terms: Holder of the note will be issued share units comprising of:

(i)	one common share to be purchased at a price of $0.5, and
(ii)	one warrant that is convertible into one common share at a price of $1.00, and expires two years from the date of the Exchange Transaction is completed, and
(iii)	one warrant that is convertible into one common share at a price of $1.5, and expires three years from the date the Exchange Transaction is completed.

(2) Unless earlier converted into common stock mentioned above, if within twelve months of the date hereof the Company completes a Qualified Financing, as defined by the respective convertible promissory notes, the holder agrees to exchange the notes simultaneously with the initial closing of such Qualified Financing as follows:

(a) In the event of a debt Qualified Financing (“Qualified Debt Financing”), the Holder may at its option exchange in whole or in part this Note for a promissory note (or other evidence of indebtedness) in the same form and with the same terms and conditions as those issued in such Qualified Debt Financing and in a principal amount equal to the then outstanding Debt.

(b) In the event of an equity Qualified Financing (“Qualified Equity Financing”), the Holder may at its option convert the Debt into shares of capital stock of the same class and series and with the same rights, preferences and privileges as those issued in such Qualified Equity Financing, at a price per share equal to the purchase price paid by investors in such Qualified Equity Financing.

23

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Convertible promissory note of $350,000 issued to Hanover Holdings I, LLC on May 30, 2014

On May 30, 2014, or the Closing Date, we entered into a securities purchase agreement dated as of the Closing Date (the “Purchase Agreement”) with Hanover Holdings I, LLC, a New York limited liability company (“Hanover”). Pursuant to the terms of the Purchase Agreement, Hanover purchased from us on the Closing Date (i) a senior convertible note with an initial principal amount of $350,000 (the “Convertible Note”) and (ii) a warrant to acquire up 3,716,091 shares of our common stock (the “Warrant”), for a total purchase price of $250,000. The Convertible Note was issued with an original issue discount of approximately 28.57%.

$40,000 of the outstanding principal amount of the Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) shall be automatically extinguished (without any cash payment by us) if (i) we have properly filed a registration statement with the Securities and Exchange Commission, or SEC, on or prior to July 14, 2014, or the Filing Deadline, covering the resale by Hanover of the shares of common Stock issued or issuable upon conversion of the Convertible Note and (ii) no event of default or an event that with the passage of time or giving of notice would constitute an event of default has occurred on or prior to such date. Moreover, $60,000 of the outstanding principal amount of the Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) shall be automatically extinguished (without any cash payment by us) if (i) the registration statement has been declared effective by the SEC on or prior to the earlier of (i) the 120th calendar day after the Closing Date and (ii) the fifth business day after the date we are notified by the SEC that such registration statement will not be reviewed or will not be subject to further review (the “Effectiveness Deadline”), and the prospectus contained therein is available for use by Hanover for the resale by Hanover of the shares of common stock issued or issuable upon conversion of the Convertible Note and (ii) no event of default or an event that with the passage of time or giving of notice would constitute an event of default has occurred on or prior to such date.

The Convertible Note matures on May 30, 2016 (subject to extension as provided in the Convertible Note) and, in addition to the approximately 28.57% original issue discount, accrues interest at the rate of 8.0% per annum. The Convertible Note is convertible at any time, in whole or in part, at Hanover’s option into shares of our common stock, par value $0.001 per share at a conversion price equal to the lesser of (i) the product of (x) the arithmetic average of the lowest three (3) trade prices of our common stock during the 10 consecutive trading days ending and including the trading day immediately preceding the applicable conversion date and (y) 65%, and (ii) $0.12 (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions). The Warrant entitles Hanover to purchase up to 3,716,091 shares of our common stock (the “Share Amount”) at any time for a period of one year from the Closing Date at an exercise price equal to the lesser of (i) the product of (x) the arithmetic average of the lowest three (3) VWAPs of the common stock during preceding ten (10) consecutive trading days and (y) sixty-five percent (65%), and (B) $0.12 (as adjusted for any stock split, stock dividend, stock combination or other similar transaction) (the “Exercise Price”). The Warrant may only be exercised for cash and we have the right to accept or decline any exercise of the Warrant by Hanover. If at any time the Share Amount is less than the quotient of $150,000 and the Exercise Price (the “Required Share Amount”), then the number of shares issuable upon exercise of the warrant shall automatically be increased by such number of shares equal to the difference of the Required Share Amount less the Share Amount.

At no time will Hanover be entitled to convert any portion of the Convertible Note or exercise any portion of the Warrant to the extent that after such conversion or exercise, Hanover (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of our common stock as of such date (the “Maximum Percentage”). The Maximum Percentage may be raised to any other percentage not in excess of 9.99% at the option of Hanover upon at least 61 days’ prior notice to us, or lowered to any other percentage, at the option of Hanover, at any time.

The Convertible Note includes customary event of default provisions. Upon the occurrence of an event of default, Hanover may require us to pay in cash the greater of (i) the product of (A) the amount to be redeemed multiplied by (B) 135% (or 100% if an insolvency related event of default) and (ii) the product of (X) the conversion price in effect at that time multiplied by (Y) the product of (1) 135% (or 100% if an insolvency related event of default) multiplied by (2) the greatest closing sale price of our common stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date we make the entire payment required to be made under this provision.

24

We have the right at any time to redeem all, but not less than all, of the total outstanding amount then remaining under the Convertible Note in cash at a price equal to 135% of the total amount of such Convertible Note then outstanding. If at any time after the Closing Date, (i) the closing bid price of our common stock is equal to or greater than 140% of the Exercise Price for a period of 30 consecutive trading days (the “Measuring Period”), (ii) no Equity Conditions Failure (as defined in the Warrant) shall have occurred, and (iii) the aggregate dollar trading volume of the Common Stock for each trading day during the Measuring Period exceeds $3,000 per day, then we shall have the right to require Hanover to exercise all, or any part, of the Warrant (up to the Maximum Forced Exercise Amount (defined below)) (the “Forced Exercise”) at the then applicable Exercise Price. We will not be permitted to effect a Forced Exercise if, after giving effect to such Forced Exercise, we have received more than $150,000 in cash, in the aggregate, from one or more exercises of the Warrant. “Maximum Forced Exercise Amount” means, as of any given date, the lesser of (x) the number of shares of our common stock issuable upon exercise of the Warrant as of such given date and (y) 500% of the average trading volume (as reported on Bloomberg) of our common stock on our principal market on each of the 10 consecutive trading days ending and including the trading day immediately prior to such given date.

Convertible promissory notes of $110,000 and $61,000 issued to KBM Worldwide, Inc. on August 14, 2014 and November 17, 2014

On August 14, 2014 and November 17, 2014, we and KBM Worldwide, Inc. (“KBM”) completed a financing pursuant to which the Company issued Convertible Promissory Notes in the original principal amounts of $110,000 and $61,000 respectively (the “Notes”). The Notes bear 8% interest and is due on August 21, 2015 and November 17, 2015 respectively. The Notes become convertible 180 days after the date of the Note. The principal amounts of the Notes and any accrued interest can then be converted into shares of the Company’s common stock at a rate of 75% multiplied by the market price, which is the average of the lowest three (3) trading prices for the common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.

The fair value of the embedded conversion feature of these notes as at March 31, 2015 and December 31, 2014 was $439,321 and $693,303, respectively.

The fair value of the convertible notes was calculated using the Black-Scholes model with the following assumptions: expected life of 0.5-2 years, expected dividend rate of 0%, volatility of 246.8% and interest rate at 0.14%-0.26%.

Fair Value on a Recurring Basis

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2015:

	Fair Value Measurements at March 31, 2015
	Quoted Prices In Active Markets for	Significant Other	Significant Unobservable	Total Carrying
	Identical Assets	Observable Inputs	Inputs	Value as of
Descriptions	(Level 1)	(Level 2)	(Level 3)	March 31, 2015

Derivative warrant instruments	-	-	439,321	439,321

Total	-	-	439,321	439,321

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XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

7. Income Tax

We are subject to income tax in the United States, Hong Kong and PRC.

The Company’s subsidiaries, CC Power and CC Investment are incorporated in PRC and are subjected to PRC enterprises income tax at the applicable tax rates on the taxable income as reported in their Chinese statutory accounts in accordance with the relevant enterprises income tax laws (“EIT Law”). The subsidiaries locate in Shenzhen, a special economic region, where companies are allowed to gradually phase into the 25% statutory tax rate. For 2015 and 2014, the statutory income tax rate is 25%. The open tax years in PRC are 2010-2015.

CC Mobility is incorporated in Hong Kong and is subjected to Hong Kong corporate income tax at 16.5% statutory income tax rate. No Hong Kong profits tax has been provided in the financial statements, as the Company did not have any assessable profits for the three months ended March 31, 2015 and 2014. The open tax year for CC Mobility in Hong Kong are 2012-2015.

The Company has no income tax expense for the three months ended March 31, 2015 and 2014 because it has not net assessable income.

The Company applied the provisions of ASC 740.10.50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. ASC 740.10.50 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. ASC 740.10.50 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes in the statements of operation. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The following table sets forth the components of deferred income taxes as of March 31, 2015 and December 31, 2014:

	March 31,	December 31,
	2015	2014
Deferred tax assets:
Net operating (profit)/losses - U.S.	$(85,838)	$2,319,834
Net operating losses - PRC and Hong Kong	117,236	276,836
Deferred revenue	-	-
	31,398	2,596,670
Valuation allowance	(31,398)	(2,596,670)
Deferred tax assets, net	$-	$-

As of March 31, 2015, the Company has net operating losses carry forward of $2,780,057 in the U.S. and $1,180,658 in Hong Kong and PRC available to offset future taxable income. They will begin to expire in 2030 and 2013, respectively. We provided for a full valuation allowance against the deferred tax assets of $31,398 on the expected future tax benefits from the net operating loss carry forwards as management believes it is more likely than not that these assets will not be realized in the future.

The change in valuation allowance for the three months ended March 31, 2015 and 2014 was a decrease of $2,565,272 and decrease of $1,111,642, respectively.

The Company did not recognize any interest or penalties related to unrecognized tax benefits for the three months ended March 31, 2015 and 2014.

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XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

8. Employee Benefits

The Company contributes to a state pension plan organized by municipal and provincial governments in respect of its employees in PRC. The compensation expense related to this plan was $10,107 and $17,101 for the three months ended March 31, 2015 and 2014, respectively.

9. Earnings (loss) per share

Basic earnings (loss) per share are computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the if-converted method for the convertible notes and preferred stock and the treasury stock method for warrants and options. The following table sets forth the computation of basic and diluted net loss per share:

	For The Three Months Ended
	March 31,
	2015	2014

Net income (loss) available for common shareholders – basic	$(31,398)	$98,976
Interest expense on convertible notes	10,000	13,125
Net income (loss) available for common shareholders - diluted	$(21,398)	$112,101

Weighted average outstanding shares of common stock – basic	223,132,358	73,127,686
Dilutive shares:
Conversion of convertible notes payable	-	4,517,283

Weighted average outstanding shares of common stock – diluted	223,132,358	77,644,969

Earnings (loss) per share – basic	$(0,0001)	$0.0014

Earnings (loss) per share – diluted	$(0,0001)	$0.0014

Since the company is suffering losses, the dilutive loss per share is equal to the basic loss per share for the three months ended March 31, 2015, because the convertible notes are anti-dilutive.

10. Commitments and Contingencies

Operating commitments:

Operating lease agreement generally contains renewal options that may be exercised at the Company’s discretion after the completion of the terms. The Company’s obligations under operating lease are as follows:

2015	$107,686
Thereafter	188,450
Total minimum payment	$296,136

The Company incurred rental expenses of $23,600 and $39,489 for the three months ended March 31, 2015 and 2014, respectively.

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XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

11. Concentrations, Risks, and Uncertainties

Customer Concentrations

The Company has the following concentrations of business with each customer constituting greater than 10% of the Company’s gross sales:

	For The Three Months Ended
	March 31,
	2015	2014

Customer A	-	99.98%
Customer B	-	-
Customer C	-	-
Customer D	-	-

* Constitutes less than 10% of the Company’s gross sales.

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers.

12. Operating Risk

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

13. Subsequent Events

The Company has evaluated all other subsequent events through May 14, 2015, the date these consolidated financial statements were issued, and determined that there were no other subsequent events or transactions that require recognition or disclosures in the financial statements.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with our financial statements and notes thereto included elsewhere in this quarterly report. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements.

Overview

We were incorporated in the state of Nevada on December 27, 2007 under the name “Advanced Messaging Solutions, Inc.” On March 29, 2011, we amended our Articles of Incorporation to change our name from “Advanced Messaging Solutions, Inc.” to “XcelMobility Inc.” and we effected a 35-for-1 forward stock split of all of our issued and outstanding shares of common stock. On June 11, 2014, we increased the total number of authorized shares of common stock to 400,000,000.

On July 5, 2011, we entered into a voluntary share exchange agreement (the “Exchange Agreement”) with Shenzhen CC Power Corporation (“CC Power”), a company organized under the laws of the People’s Republic of China (PRC), CC Mobility Limited (“CC Mobility”), a company organized under the laws of Hong Kong, and the shareholders of CC Mobility. As a result of the Exchange Transaction, CC Mobility became our wholly-owned subsidiary and we control the business and operations of CC Power.

On May 7, 2013, we entered into and consummated a stock purchase agreement (the “Purchase Agreement”) with CC Investment, Jifu and certain of its shareholders (the “Jifu Shareholders”). Pursuant to the terms of the Purchase Agreement, we issued an aggregate of 27,000,000 shares of our common stock to the Jifu Shareholders as consideration for Jifu entering into certain controlling agreements with CC Investment. On October 1, 2014, we entered into a Settlement Agreement, Waiver and Mutual Release (the “Release”) with the Jifu Shareholders. Pursuant to the Release, the parties cancelled the Purchase Agreement and we returned control of Jifu to the Jifu Shareholders. In exchange, we have agreed to deliver 1,000,000 newly issued shares of our common stock to the Jifu Shareholders.

On September 22, 2014, we entered into an asset purchase agreement with Xinjiang Silvercreek Digital Technology Co., Ltd. (“Silvercreek”) pursuant to which we acquired certain assets of Silvercreek (the “Assets”) relating to an online sports lottery business in exchange for the issuance of up to 80,000,000 shares (“Shares”) of common stock of the Company.

Previously, our business was focused on wearable computing. Our new lottery business aggregates and processes lottery purchase orders, deriving revenue from service fees paid by local sports lottery administration centers for the purchase orders of sports lottery products directed to such centers. We offer a comprehensive and integrated suite of online lottery services in China. We hope that the merging of our lottery business with our existing mobile technologies, partners, and customers, will provide a platform for growth in this industry.

Results of Operations

The following discussion of the financial condition, results of operations, cash flows, and changes in our financial position should be read in conjunction with our audited consolidated financial statements and notes included in our Annual Report on Form 10-K filed on April 8, 2015.

Comparison of the Three Months Ended March 31, 2015 and 2014

Revenue

Our revenue for the three months ended March 31, 2015 totaled $74,371 compared to $129 for the three months ended March 31, 2014. This increase in revenue was primarily due to removal of Jifu for the period of March 31, 2014 and inclusive of Silvercreek for the period of March 31, 2015.

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Cost of revenue

Cost of revenue for the three months ended March 31, 2015 totaled $299 compared to $43 for the three months ended March 31, 2014. This increase in cost of revenue was primarily due to increasing of revenue.

Gross profit

Gross profit for the three months ended March 31, 2015 was $74,072 compared to $86 for the three months ended March 31, 2014. This increase in gross profit was primarily due to increasing of revenue.

Operating Expenses

Our operating expenses for the three months ended March 31, 2015 was $225,542 compared to $145,835 for the three months ended March 31, 2014. These expenses comprise of selling expenses of $50,149 and general & administrative expenses of $175,393 for the three months ended March 31, 2015, while the selling expenses and general & administrative expenses for the three months ended March 31, 2014 were $4,905 and $140,930 respectively. This increase in operating expenses was primarily due to expansion of business.

Other Income (expense)

Other income (expense) for the three months ended March 31, 2015 was $120,072 compared to ($47,523) for the three months ended March 31, 2014. This increase in other income was primarily due to fair value gain on convertible notes.

Net income (loss)

Our net (loss) was ($31,398) for the three months ended March 31, 2015, compared to net income of $98,976 for the three months ended March 31, 2014. The change from net income to net loss was primarily due to removal of Jifu.

Comprehensive income (loss)

Our comprehensive (loss) was ($31,942) for the three months ended March 31, 2015 compared to $106,033 for the three months ended March 31, 2014. The change from comprehensive income to comprehensive loss was primarily due to removal of Jifu.

Liquidity and Capital Resources

Overview

As of March 31, 2015, we had cash and equivalents on hand of $85,654 and net current assets of $448,576. We believe that our cash on hand and working capital will be sufficient to meet our anticipated cash requirements through December 31, 2015. To meet our future development plan, we will need to meet our revenue objectives and/or sell additional equity and debt securities, which could result in dilution to current shareholders. The incurrence of indebtedness might result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations activities. Moreover, financing may not be available in amounts or on terms acceptable to us, if at all. Our capability to raise adequate additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

On August 14, 2014, we entered into a financing with KBM Worldwide, Inc., pursuant to which we issued a convertible promissory note in the original principal amount of $110,000. The convertible promissory note bears interest at 8% annually and is due on August 21, 2015. The conversion price for the convertible promissory note is equal to 75% of the average of the lowest three trading prices for our common stock during the ten (10) trading days prior to conversion.

On November 17, 2014, we entered into a second financing with KBM Worldwide, Inc., pursuant to which we issued a convertible promissory note in the original principal amount of $61,000. The convertible promissory note bears interest at 8% annually and is due on November 17, 2015. The conversion price for the convertible promissory note is equal to 75% of the average of the lowest three trading prices for our common stock during the ten (10) trading days prior to conversion.

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As of December 31, 2014, we have outstanding indebtedness pursuant to convertible notes issued to various accredited investors in the aggregate principal amount of $1,471,000. During the fiscal year ended December 31, 2014, an aggregate of $282,618 of outstanding indebtedness pursuant to convertible notes was converted into shares of our common stock.

We are currently seeking both short term working capital to finance current operations as well as significant amounts of long term capital to execute our business plan and ultimately offer our products in the U.S. market. We project that to keep operations at our current level, approximately $900,000 in revenue and working capital will be required over the next 12 months to cover monthly expenses of $75,000. In order to meet our planned strategic two to four acquisitions, we estimate requiring up to $3,000,000 in capital.

Substantially all of our current revenues are earned by CC Power, our PRC subsidiary. However, PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to their offshore parent company. Pursuant to the law of PRC on foreign-capital enterprises, when CC Power decides to distribute profits, reserve funds and bonus and welfare funds for workers and staff members shall be withdrawn from the profits after a foreign-capital enterprise has paid income tax in accordance with the provisions of the Chinese tax law. The proportion of reserve funds to be withdrawn shall not be lower than 10% of the total amount of profits after payment of tax; the withdrawal of reserve funds may be stopped when the total cumulative reserve has reached 50% of the registered capital. The proportion of bonus and welfare funds for workers and staff members to be withdrawn shall be determined by the foreign-capital enterprise of its own accord. Companies may be subject to a fine up to 5,000 RMB as a result of non-compliance of such rules. The registered capital of CC Power is $345,864 (RMB 2,526,000).

We are currently seeking both short term working capital to finance current operations as well as significant amounts of long term capital to execute our business plan and ultimately offer our products in the U.S. market. We project that to keep operations at our current level, approximately $900,000 in revenue and working capital will be required over the next 12 months to cover monthly expenses of $75,000. In order to meet our planned strategic two to four acquisitions, we estimate requiring up to $3,000,000 in capital.

Net cash provided by (used in) operating activities

Net cash provided by (used in) operating activities for the three months ended March 31, 2015 was ($64,022) compared to net cash provided by (used in) operating activities of ($2,625,307) for the three months ended March 31, 2014.

Net cash provided by (used in) investing activities

Net cash provided by (used in) investing activities for the three months ended March 31, 2015 was (9,415) compared to net cash used in investing activities for the three months ended March 31, 2014 of ($2,365).

Net cash provided by financing activities

Net cash provided by financing activities for the three months ended March 31, 2015 was $Nil compared to $2,272,026 in cash provided by financing activities for the three months ended March 31, 2014.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or research and development services with it.

Critical Accounting Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management believes that the estimates used in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

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Certain of our accounting policies require higher degrees of professional judgment than others in their application. These include allowance for doubtful accounts, depreciation and impairment of fixed assets, and income tax. Management evaluates all of its estimates and judgments on an ongoing basis.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Foreign Exchange Rates

Our financial instruments consist mainly of cash, borrowings and accounts receivable. The objective of our policies is to mitigate potential income statement, cash flow and fair value exposures resulting from possible future adverse fluctuations in exchange rates. We evaluate our exposure to market risk by assessing the anticipated near-term and long-term fluctuations in foreign exchange rates. This evaluation includes the review of leading market indicators, discussions with financial analysts and investment bankers regarding current and future economic conditions and the review of market projections as to expect future rates.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has no longer been pegged to the U.S. dollar. The RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of our earnings, cash and assets are currently denominated in RMB, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. As a result, we face exposure to adverse movements in currency exchange rates as the financial results of our Chinese operations are translated from local currency into U.S. dollar upon consolidation. If the U.S. dollar weakens against the RMB, the translation of our foreign-currency-denominated balances will result in increased net assets, net revenues, operating expenses, and net income or loss. Similarly, our net assets, net revenues, operating expenses, and net income or loss will decrease if the U.S. dollar strengthens against the RMB. Additionally, foreign exchange rate fluctuations on transactions denominated in RMB other than the functional currency result in gains and losses that are reflected in our consolidated statement of operations. Our operations are subject to risks typical of international business, including, but not limited to, differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility.

Considering the RMB balance of our cash as of March 31, 2015, which amounted to US$50,666 a 1.0% change in the exchange rates between the RMB and the U.S. dollar would result in an increase or decrease of approximately US$507 of the balance.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer (who is our Principal Executive Officer) and our Chief Financial Officer (who is our Principal Financial Officer and Principal Accounting Officer), of the effectiveness of the design of our disclosure controls and procedures (as defined by Exchange Act Rules 13a-15(e) or 15d-15(e)) as of March 31, 2015, pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, our Principal Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were not effective as of March 31, 2015 in ensuring that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission’s (the “SEC”) rules and forms. This conclusion is based on findings that constituted material weaknesses. A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s interim financial statements will not be prevented or detected on a timely basis.

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In performing the above-referenced assessment, our management identified the following material weaknesses:

i)	We have insufficient quantity of dedicated resources and experienced personnel involved in reviewing and designing internal controls. As a result, a material misstatement of the interim and annual financial statements could occur and not be prevented or detected on a timely basis.

ii)	We do not have an audit committee. While not being legally obligated to have an audit committee, it is the management’s view that to have an audit committee, comprised of independent board members, is an important entity-level control over our financial statements.

iii)	We did not perform an entity level risk assessment to evaluate the implication of relevant risks on financial reporting, including the impact of potential fraud-related risks and the risks related to non-routine transactions, if any, on our internal control over financial reporting. Lack of an entity-level risk assessment constituted an internal control design deficiency which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

Our management feels the weaknesses identified above have not had any material affect on our financial results. However, we are currently reviewing our disclosure controls and procedures related to these material weaknesses and expect to implement changes in the near term, including identifying specific areas within our governance, accounting and financial reporting processes to add adequate resources to potentially mitigate these material weaknesses.

Our management team will continue to monitor and evaluate the effectiveness of our internal controls and procedures and our internal controls over financial reporting on an ongoing basis and is committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Changes in Internal Controls Over Financial Reporting

There were no changes in our internal controls over financial reporting that occurred during the quarterly period ended March 31, 2015 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting. We believe that a control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the control system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within any company have been detected.

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PART II. OTHER INFORMATION

Item 1. Legal Proceedings.

None.

Item 1A. Risk Factors.

As a smaller reporting company, we are not required to provide the information required by this item.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosure.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

Exhibit No.	Description
3.1(a)	Articles of Incorporation (incorporated by reference to our Registration Statement on Form S-1 originally filed on October 14, 2009).
3.1(b)	Amendment to Articles of Incorporation (incorporated by reference to our Current Report on Form 8-K filed on March 29, 2011).
3.1(c)	Amendment to Articles of Incorporation (incorporated by reference to our Current Report on Form 8-K filed on June 11, 2014).
3.2	Amended and Restated Bylaws (incorporated by reference to our Current Report on Form 8-K filed on April 27, 2011).
31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101*	Interactive Data Files

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XCELMOBILITY INC.

Dated: May 14, 2015	/s/ Xili Wang
By: Xili Wang
Its: Chief Financial Officer and Secretary (Principal Financial
Officer and Principal Accounting Officer)

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